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                                                                    EXHIBIT 10.1

                               PURCHASE AGREEMENT


         THIS AGREEMENT is made as of May 11, 2001 by WSI INDUSTRIES, NC., a Minnesota corporation ("Seller") and DRB #8, LLC, Minnesota limited liability company ("Buyer").

                                    RECITALS:

         Seller is the fee owner of approximately 25 acres of real property situated in Orono, Hennepin County, Minnesota, with an address of 2605 West Wayzata Boulevard, Long Lake, Minnesota, as depicted on Exhibit A attached and legally described on Exhibit B attached (the "Property").

         A building of approximately 174,000 square feet is located on the Property, as depicted on Exhibit A (the "Building").

         Buyer desires to purchase the Property and Seller desires to sell the Property pursuant to the terms of this Agreement.

         NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller agrees to sell the Property and Buyer agrees to purchase the Property, upon the following conditions:

         1. EXCLUDED PROPERTY. The Property specifically excludes (a) the telephone system (except the wiring for the telephone systems which shall be included in this sale and shall not be excluded from this sale), (b) any machine tools and boxes of tooling, and (c) miscellaneous office furniture and supplies, all of which are currently located in or on the Property (collectively, the "Excluded Property"). Seller shall remove the Excluded Property from the Property prior to the Closing.

         2. AS-IS SALE. Seller shall sell the Property to Buyer "AS-IS", "WHERE-IS", without any express or implied representation or warranty and Buyer shall purchase the Property from Seller "AS-IS", "WHERE-IS", without any express or implied representation or warranty from Seller. Buyer (a) has inspected (and will have further opportunity to inspect) the Property, (b) is acquainted (and will have further opportunity to become acquainted) with the condition of the Property, and (c) agrees that in entering into this Agreement, except for the accuracy of the representation and warranties of Seller specifically set forth in this Agreement, (i) Buyer has not relied upon any statements or representations, oral or written, made by Seller or anyone acting on Seller's behalf, (ii) Buyer is relying entirely upon his own investigation, inspection and review in making this purchase and (iii) Buyer hereby waives any and all claims against Seller for misrepresentation or breach of warranty. Specifically and not by way of limitation, (1) Seller


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shall not be liable for any injury, loss or damage, direct or consequential arising out of the use or inability to use the Property, including without limitation lost profits or other commercial loss, (2) Buyer shall not request nor receive any escrow or "hold back" of amounts payable by or to the Seller for environmental matters, physical conditions or any other purported defects in the Property, and (3) neither the terms and conditions of Section 11 of this Agreement, nor the Access Agreement to be entered into by and between Seller and Buyer at Closing shall negate the terms and condition of this Section 2, which terms and conditions shall survive the Closing.

         3. PURCHASE PRICE. The purchase price to be paid by Buyer (the "Purchase Price") shall be Two Million Four Hundred Thousand Dollars ($2,400,000). The Purchase Price, subject to those adjustments, prorations and credits described in this Agreement, shall be paid as follows:

            3.1 INITIAL EARNEST MONEY. Twenty-Five Thousand Dollars ($25,000), as Initial Ernest Money, to be paid to Seller as of the date upon which both Seller and Buyer shall have executed this Agreement (the "Execution Date").

            3.2 ADDITIONAL EARNEST MONEY. Twenty-Five Thousand Dollars ($25,000), as Additional Earnest Money, to be paid to Seller on or before that date which is fifteen (15) days following the Execution Date. Buyer's failure to make timely payment of the Additional Earnest Money shall be a default of this Agreement by Buyer.

            3.3 PAYMENT AT CLOSING. The balance shall be paid in cash or certified funds at Closing.

            3.4 EARNEST MONEY CONDITIONS. All Earnest Money paid by Buyer pursuant to this Section 3 shall be (a) nonrefundable to Buyer in the event Buyer terminates this Purchase Agreement or fails to purchase the Property for any reason whatsoever and (b) applied to the Purchase Price at Closing.

         4. CLOSING. The closing of the transaction contemplated by this Agreement ("Closing") shall take place on or before that date which is thirty
(30) days following the Execution Date (the "Closing Date"). The Closing shall take place at a location mutually agreeable to Seller and Buyer in Minneapolis, Minnesota.

         5. REAL ESTATE TAXES AND SPECIAL ASSESSMENTS. At Closing, the Purchase Price shall be adjusted as follows:

            5.1 CURRENT YEAR'S TAXES. All deferred real estate taxes and all real estate taxes which have become a lien on the Property and which are due and payable prior to the year in which Closing occurs, shall be paid by Seller at or prior to Closing. All real estate taxes which have become a lien on the Property and which are due and payable in the year in which Closing occurs, shall be prorated to the Closing Date and Seller's portion shall be paid by Seller at Closing.


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            5.2 ASSESSMENTS. All charges for improvements or services already made to or which benefit the Property, and all levied, deferred, and pending assessments (general or special) existing as of the Closing Date shall be paid in full by Seller at Closing.

         6. EXAMINATION OF TITLE. Seller shall, at Seller's cost and expense, promptly furnish to Buyer a commitment for the issuance of an owner's policy of title insurance, issued by First American Title Insurance Company ("Title"), certified to a current date, to include proper searches covering special assessments, bankruptcies, state and federal judgments, and liens (the "Commitment"). Buyer shall be allowed ten (10) days after receipt of the Commitment for examination of said title and the making of any objections, said objections to be made in writing or deemed to be waived. Buyer agrees that the permitted encumbrances described on Exhibit C (the "Permitted Encumbrances") may constitute objections to title, provided, however, that Seller shall have no obligation to cure or remove the same. If any objections are so made, Seller shall, within five (5) days of receipt of such objections, provide Buyer with written notice as to whether Seller shall (a) use its reasonable efforts to cure (or remove) such objections and make title marketable or (b) elect to not cure (or remove) such objections. Seller's sole monetary obligation pursuant to this
Section 6 is to provide the Commitment at Seller's cost and expense. Buyer shall be responsible for the payment of any title insurance premium or other charge for the issuance of a title insurance policy or policies (including without limitation endorsement fees) as Buyer may desire or require in connection with the Closing.

            6.1 SELLER ELECTION TO CURE TITLE. If Seller elects to make title marketable, Seller shall use reasonable efforts to cure (or remove) any objections, which cure shall be completed, if possible, within thirty
        (30) days, during which time the Closing shall be postponed. If Seller is unable to cure title within said thirty (30) day period, then and in that event, Buyer shall have the options described in Section 6.2 of this Agreement.

            6.2 SELLER ELECTION TO NOT CURE TITLE. If Seller elects to not make title marketable, or if Seller is unable to make title marketable within the thirty (30) day period described in Section 6.1, then and in that event, Buyer shall have the option to (a) waive such objection(s) and proceed to Closing, in which event such objection(s) shall become Permitted Encumbrances for all purposes of this Agreement or (b) terminate this Agreement by written notice to Seller.

            6.3 BUYER'S FAILURE TO CLOSE FOLLOWING CURE OF TITLE. If Seller makes title marketable and Seller is not otherwise in default or in breach of this Agreement and Buyer shall fail to close this transaction pursuant to this Agreement, then and in that case, Buyer shall immediately be in default of this Agreement, Seller may terminate this Purchase Agreement, and all Earnest Money shall be retained by Seller as liquidated damages, time being of the essence hereof.

         7. CLOSING COSTS, CONVEYANCES AND CLOSING DOCUMENTS. The parties hereby agree to provide to one another, at Closing, the Closing Documents described in this Section 7, as follows:


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            7.1 WARRANTY DEED. Seller shall execute and deliver to Buyer a warranty deed, in recordable form with appropriate state deed tax paid by Seller, conveying to Buyer fee title to the Property subject only to the Permitted Encumbrances.

            7.2 WELL DISCLOSURE CERTIFICATE. Seller shall execute and deliver to Buyer a Well Disclosure Certificate as required by Minnesota law (or appropriate indication shall be made on the Deed that the same is not required).

            7.3 SELLER'S AFFIDAVIT. Seller shall execute and deliver to Buyer an affidavit of Seller in the customary Minnesota form.

            7.4 FIRPTA AFFIDAVIT. Seller shall execute and deliver to Buyer an affidavit certifying that Seller is not a "foreign person" pursuant to the United States Internal Revenue Code of 1986, as amended.

            7.5 ACCESS AGREEMENT. Seller and Buyer shall execute and deliver to one another (with an additional copy for recording against the Property) an Access Agreement in the form attached as Exhibit D, as more further described in Section 11.3 of this Agreement.

            7.6 TITLE DOCUMENTS. All other documents necessary to cure objections to title, if any, and the necessary recording fees therefor.

            7.7 OTHER DOCUMENTS. Such other documents and things Buyer or Buyer's title insurance carrier may reasonably request to convey the Property to Buyer as contemplated by this Agreement.

Costs associated with the closing shall be apportioned between Seller and Buyer such that (a) Seller shall be responsible for the payment of the state deed tax, the cost of providing the Commitment and one-half of the closing fee charged by the title insurance company; and (b) Buyer shall be responsible for all premiums (and other fees ) required for the issuance of any title insurance policy(ies), mortgage registration tax, recording fees and one half of the closing fees charged by the title insurance company, and any other costs and expenses associated with the transaction, including without limitation the cost of any of Buyer's due diligence.

         8. CONTINGENCIES. Unless waived by Buyer in writing, Buyer's obligation to purchase the Property shall be subject to (a) performance of Seller's obligations hereunder, (b) the continued accuracy of Seller's representations and warranties set forth in Section 10 of this Agreement and (c) Buyer's satisfaction, in Buyer's sole discretion, as to the contingencies described in this Section 8.

            8.1 PHYSICAL CONDITION. On or before that date which is fifteen (15) days following the Execution Date (the "Contingency Date"), Buyer shall have satisfied itself, in Buyer's sole discretion, with the physical condition of the Property.



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            8.2 ENVIRONMENTAL CONDITION. On or before the Contingency Date,
        Buyer shall have satisfied itself with the environmental condition of the Property.

                8.2.1 ENVIRONMENTAL REPORT. Buyer hereby acknowledges receipt of a copy of that certain Phase I Environmental Site Assessment dated July 29, 1999 and prepared by Peer Environmental & Engineering Resources, Inc. (the "Environmental Report"). Commencing as of the Execution Date, Seller agrees to provide Buyer with access to any and all other records in Seller's possession regarding the environmental condition of the Property.

                8.2.2 PHASE II TESTING. Seller acknowledges that Buyer may desire to further test and/or investigate the environmental condition of the Property ("Phase II Testing"). For purposes of this Agreement, Phase II Testing shall mean any test, drilling of any holes or any other environmental inspection other than a visual inspection of the Property. The Phase II Testing shall be performed at Buyer's sole cost and expense. Prior to the commencement of any Phase II Testing, Buyer shall submit to Seller a written description of the desired Phase II Testing and the contractor(s) proposed to complete the Phase II Testing (the "Phase II Request"), which Phase II Testing and contractor(s) shall be subject to Seller's prior written approval, which approval shall not be unreasonably withheld or delayed. To the extent Seller fails to affirmatively approve or disapprove the Phase II Request within five (5) days of Seller's receipt of the Phase II Request, all dates in this Purchase Agreement shall be extended by the number of days between the fifth
            (5th) day following Seller's receipt of the Phase II Request and the date upon which Seller provides its approval or disapproval of the Phase II Request.

                8.2.3 PHASE II REPORTS. Notwithstanding the foregoing, (a)
            Seller shall be provided with a copy of any written results of the Phase II Testing at the same time Buyer is provided with such results; (b) Buyer shall repair any damage to the Property caused by such Phase II Testing, and (c) Buyer hereby specifically agrees that because Seller is the owner of the Property, Seller shall control the timing and nature of disclosure of any Phase II Testing to the Minnesota Pollution Control Agency ("MPCA") and/or other required governmental entities. Accordingly, Seller and Buyer agree that Seller's approval of the Phase II Request shall include (i) written confirmation of the terms of this Section 8.2.3 and (ii) agreement by the Phase II contractor desired by Buyer, Braun Intertec, Inc. ("Braun") that Braun shall work with Seller's environmental contractor, Peer Environmental & Engineering Resources, Inc. ("Peer") and that Peer shall be the entity to provide disclosure to the MPCA of any new information discovered by the Phase II Testing, provided, however, that Peer shall agree in writing with Buyer and Braun to assume responsibility for reporting to the MPCA of Braun's findings which are required by law to be so reported, if any.

                8.2.4 PHASE II TERMINATION. If Seller fails to grant its consent to any Phase II Testing proposed by Buyer within five (5) days after Seller receives such request, Buyer



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            may immediately terminate this Purchase Agreement by written notice to Seller within ten (10) days following Seller's receipt of such request, which termination shall be accompanied by Buyer's quit claim deed to the Property and, thereafter, neither party shall be liable to the other regarding this the Purchase Agreement, provided, however, that Seller shall retain the Earnest Money. Buyer hereby indemnifies and agrees to hold Seller harmless from any and all liabilities of whatever nature arising out of Buyer's presence on the Property prior to the Closing Date, (a) including without limitation mechanic's liens, but (b) excluding (i) the liabilities, costs and expenses of (or associated with) the remediation of conditions which exist on the Property prior to Buyer's inspection and testing and (ii) liabilities incurred by the negligent actions of Seller and/or Seller's agents and/or employees, which indemnity shall survive the Closing or termination of this Purchase Agreement.

            8.3 NO ASSOCIATION DETERMINATION. On or before the Contingency Date, Buyer shall have received a No Association Determination letter from the MPCA, in form and substance suitable to Buyer.

            8.4 SURVEY. On or before the Contingency Date, Buyer shall have received a survey of the Property in a form satisfactory to Buyer (the "Survey"). All costs of the Survey shall be at Buyer's sole cost and expense.

            8.5 DUE DILIGENCE. Seller and Buyer shall each (a) exercise due diligence, (b) act in good faith in attempting to fulfill, and (c) reasonably cooperate with the other party's efforts to complete each of the contingencies during the Contingency Period.

            8.6 EXERCISE OF CONTINGENCIES. The above contingencies benefit Buyer and Buyer reserves the right to waive performance of any or all of the contingencies by written notice executed and delivered to Seller. Buyer shall provide Seller with written notice of the failure of any condition as of the Contingency Date, which termination shall be accompanied by Buyer's quit claim deed to the Property and, in such event, this Agreement shall be terminated, provided, however, that Seller shall retain the Earnest Money. If Buyer does not provide Seller with written notice of the failure of any condition as of the Contingency Date, said condition shall be deemed waived.

            8.7 SELLER'S COOPERATION. Except as otherwise specifically provided, all of the above contingencies shall be undertaken at Buyer's sole cost and expense, provided, however, that Seller shall reasonably cooperate with Buyer's efforts to complete said contingencies, provided, however, that such cooperation shall specifically not include, without limitation, the expenditure of funds or the provision of indemnities by Seller.

         9. INSPECTION. From and after the date of this Agreement, Buyer and Buyer's representatives, at Buyer's sole cost and expense, shall have the right to enter upon the Property for the purposes of viewing the Property and making such other physical inspection as Buyer deems appropriate, provided, however,
(a) the terms and conditions of Section 8.2 shall control




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as to inspections or testing for environmental conditions, which shall include without limitation drilling upon the Property, or otherwise testing the soil or groundwater of the Property, and (b) Buyer shall repair and restore any damage to the Property caused by or occurring during Buyer's testing and return the Property to substantially the same condition as existed prior to such entry. In addition to the indemnity described in Section 8.2.4 regarding environmental testing, Buyer hereby agrees to hold Seller harmless from any and all liabilities of whatever nature arising out of Buyer's presence on the Property prior to the Closing Date, specifically including without limitation the cost of any repair or restoration of the Property as described in the preceding sentence, but specifically excluding (i) the liabilities, costs and expenses of (or associated with) the remediation of conditions which exist on the Property prior to Buyer's inspection and (ii) liabilities incurred by the negligent actions of Seller and/or Seller's agents and/or employees. Buyer shall pay all costs and expenses of any such tests or investigations and Buyer shall, provide to Seller copies of all written test results and reports of such tests or investigations.

    10. SELLER'S REPRESENTATIONS AND WARRANTIES. To induce Buyer to (a) enter into this Agreement, (b) purchase the Property and (c) consummate the transaction contemplated by this Agreement, Seller hereby warrants and represents to Buyer, as follows:

        10.1 GOVERNMENTAL MATTERS. Seller has not received written notice of (a) any pending or contemplated annexation or condemnation proceedings, or purchase in lieu of the same, affecting or which may affect all or any part of the Property, (b) any proposed or pending proceeding to change or redefine the zoning classification of all or any part of the Property, (c) any proposed change(s) in any road patterns or grades which would adversely and materially affect access to the roads providing a means of ingress or egress to or from the Property (other than potential rerouting of Highway 12/US Interstate 394, which has been reported in public newspapers) or (d) any uncured violation of any legal requirement, restriction, condition, covenant or agreement affecting the Property or the use, operation, maintenance or management of the Property.

        10.2 TITLE. Seller is and will at Closing be the sole owner of the Property and will transfer to Buyer at Closing good and marketable title to the Property subject only to the Permitted Encumbrances. Specifically but not by way of limitation, (a) there shall be no leases, tenancies, agreements or other contracts of any nature or type affecting or serving the Property as of the Closing Date and (b) the Property is not subject to any other contracts for sale, options, rights of first refusal or similar contract rights or restrictions on Seller's right to sell the Property or any of it.

        10.3 PROPERTY. The Property consists of approximately 25 acres of real property and the Building contains approximately 174,000 square feet of space.

The obligations of Buyer to purchase the Property and to perform the other covenants and obligations to be performed by Buyer shall be subject to the representations and warranties made by Seller being true and correct on the Closing Date with the same force and effect as though



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such representations and warranties had been made on and as of such date. Seller agrees to pay and protect, indemnify and release Buyer from and hold Buyer harmless against any and all liabilities, damages, losses, costs, expenses (including reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgements, made or otherwise claimed by any person or entity arising from the inaccuracy of Seller's representations and warranties set forth in this Purchase Agreement, which representations, warranties and indemnity shall survive the Closing.

    11. ENVIRONMENTAL MATTERS. Seller hereby represents to Buyer and Buyer hereby acknowledges that the Property has been and continues to be the subject of environmental remediation as more further described in the Environmental Report and in this Section11.

        11.1 REPRESENTATIONS BY SELLER. Seller represents and warrants to Buyer that, to Seller's actual knowledge as of the date of this Agreement without investigation of any kind or nature whatsoever, (a) there are no Hazardous Substances located on the Property, except (i) as disclosed in the Environmental Report and (ii) for the fact that asbestos may be present in the Building, and (b) the Property has not been used by Seller in connection with the generation, disposal, storage, treatment or transportation of Hazardous Substances except as disclosed in the Environmental Report.

        11.2 "HAZARDOUS SUBSTANCE" DEFINITION. For purposes of this Agreement, the term "Hazardous Substance" includes, but is not limited to, substances defined as "hazardous substances", "toxic substances", or "hazardous waste" in the Comprehensive Environmental Response Compensation Liability Act of 1980, as amended, 42 USC Section 9601, et seq., and substances defined as "hazardous waste", "hazardous substances", or "pollutants or contaminants" in the Minnesota Environmental Response and Liability Act, Minn. Stat. ss. 115B.02. The term "Hazardous Substance" shall also include polychlorinated biphenyls, petroleum, including crude oil or any fraction thereof, petroleum products, heating oil, natural gas, natural gas liquids, liquified natural gas or synthetic gas usable for fuel.

        11.3 CLEAN-UP. Buyer acknowledges that the Property is the subject of an environmental clean-up ("Clean-Up") monitored by the MPCA, as described in the Environmental Report. Seller and Buyer acknowledge that the current status of the Clean-Up is the continued placement of and monitoring from five (5) wells on the Property and, other than the provision of reports to the MPCA, does not currently require other affirmative action by Seller. Seller makes no warranties or representations concerning the timing or extent of the Clean-Up, provided, however, that Seller shall comply with applicable law regarding the Clean-Up and shall use due diligence to provide the monitoring reports to the MPCA in a timely manner. Seller shall only be required to take such actions regarding the Clean-Up as are required by applicable law to obtain written confirmation of closure of the Clean-Up ("Closure Letter"). Upon completion of the Clean-Up, Seller shall provide Buyer with the Closure Letter, if a Closure Letter is so available.


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            11.3.1 REIMBURSEMENTS. The parties agree that Seller shall be entitled to any and all reimbursements from the State of Minnesota and the United States Government in connection with the Clean-Up ("Environmental Reimbursements") and that Buyer shall not be entitled to make any claim to any Environmental Reimbursements, except as specifically provided in Section 9 of the Access Agreement.

            11.3.2 FURTHER NEGOTIATIONS. Seller shall have the sole right and responsibility to negotiate any matters relating to the Clean-Up with the MPCA and/or any other state or federal governmental entities, unless such matters affect Buyer's rights to make improvements to the Property, in which event Buyer shall have the sole right and responsibility to negotiate any matters relating to further remediation and/or relocation of existing monitoring wells, provided, however, that Buyer shall provide Seller with written notice of any such negotiations within three
        (3) days of the date of any such negotiations. In the event the Clean-Up is amended at Buyer's request or as otherwise described in Section 8 of the Access Agreement and such amendment results in an increase in any Clean-Up expenses over and above the Clean-Up expenses as of the date of this Agreement (which increased costs are described in the Access Agreement as costs of New Remediation and which include without limitation increased monitoring expenses by reason of additional monitoring wells and/or increased monitoring requirements and/or any expenses other than groundwater well monitoring, e.g., expenses of soil excavation, removal and disposal), then and in that event, Buyer shall be solely responsible for the cost of such increased expenses and any increased responsibilities on the Property in connection with the completion of the Clean-Up. Seller and Buyer hereby agree that the terms and conditions of this Section 11.3.2 are intended to complement and be in addition to the terms and conditions of Section 10 of the Access Agreement.

            11.3.3 ACCESS TO PROPERTY. To allow Seller to perform the Clean-Up, Buyer hereby agrees that Seller shall retain a right of access to the Property for purposes of performing the Clean-Up, as more further described in that certain Access Agreement in the form attached as Exhibit D (the "Access Agreement"). Accordingly, at Closing, Seller and Buyer shall execute the Access Agreement in recordable form.

        11.4 SELLER'S INDEMNIFICATION. Seller agrees to pay and protect, indemnify and release Buyer from and hold Buyer harmless against any and all liabilities, damages, losses, costs, expenses (including reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgements, made or otherwise claimed by any person or entity arising from cost, damage or expense which Buyer incurs as a result of any claims, causes of actions, regulatory proceedings or other actions against Buyer or the Property arising in connection with or in relation to environmental conditions existing as of the Closing Date, including but not limited to the matters disclosed in the


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    Environmental Report, specifically including claims by adjacent property owners for damages resulting from the contamination of adjacent properties due to the migration of any such contamination, except where the same is incurred by reason of the (a) breach of Buyer's obligations described in (i) the Access Agreement and/or (ii) this Section 11, or (b) the negligent or intentional acts or omissions by Buyer or its tenants, invitees, contractors, subcontractors, agents or employees ("Seller's Environmental Responsibility"). Notwithstanding the foregoing, Seller's Environmental Responsibility shall not include the abatement, removal or other action taken regarding asbestos which may be present in the Building ("Asbestos Actions"), the cost of any such action shall be and remain Buyer's sole responsibility.

        11.5 BUYER'S INDEMNIFICATION. Buyer further agrees to pay and protect, indemnify and release Seller from and hold Seller harmless against any and all liabilities, damages, losses, costs, expenses (including reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments made or otherwise claimed by any person or entity arising from cost, damage or expense which Seller incurs as a result of any damage to the Property or any claims, causes of actions, regulatory proceedings or other actions against Seller or the Property arising in connection with or in relation to any environmental conditions of the Property which first arise during Buyer's ownership of the Property and/or during the ownership of the Property by a parent, subsidiary or affiliate of Buyer or an entity whose ownership is in common with Buyer ("Buyer's Affiliates"), specifically including Asbestos Actions but specifically excluding Seller's Environmental Responsibility.

        11.6 SURVIVAL. The indemnities, representations, warranties and covenants and agreements set forth in this Section 11 shall survive the closing of this transaction and Seller's delivery of the Deed to the Property to Buyer.

    12. DEFAULT. Either Buyer or Seller shall be in default under this Agreement if either party fails to observe, perform or comply with any term, condition or obligation of this Agreement within the time period(s) described in this Agreement. In the event of default, the parties shall have the rights described as to such default in this Agreement, provided, however, that nothing herein shall deprive either party of any rights or remedies available to such party at law or in equity, including the right of enforcing the specific performance of this Agreement, provided action to enforce the specific performance of this Agreement shall be commenced within six (6) months after such right of action shall arise. Notwithstanding anything to the contrary in this Agreement, neither party shall have a claim for damages for breach of this Purchase Agreement, provided, however, that (a) Seller may have a claim for damages by reason of Buyer's breach of the terms and conditions of Section 8.2.4 and/or Section 9 of this Agreement and (b) either party may have a claim for damages by reason of the other party's breach of the other party's indemnity(ies) described in this Agreement.

    13. TERMINATION OF AGREEMENT. In the event of termination of this Agreement for any reason described in this Agreement, Buyer specifically agrees to provide to Seller or Title a



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recordable Quit Claim Deed to the Property executed by Buyer. Further, Buyer agrees that within ten (10) days of such termination, Buyer shall provide Seller with a copy of each and every document obtained by Buyer in connection with any of the contingencies described in Section 8, which relates to the physical condition of the Property, specifically including without limitation, the environmental condition of the Property. The parties specifically agree that, in the event of any termination of this Agreement, Seller shall retain the Earnest Money.

    14. RISK OF LOSS. Between the date of this Agreement and the Closing Date, the risk of ownership and loss of the Property shall belong solely to Seller. If, prior to Closing, all or any portion of the Property is condemned, taken by eminent domain, damaged by fire or by any other cause of any nature, Seller shall, to the extent Seller receives knowledge of the same, immediately give Buyer notice of such condemnation, taking or damage. After receipt of notice of such condemnation, taking or damage (from Seller or otherwise), Buyer shall have the option either (a) to require Seller to convey the Property at Closing to Buyer in its damaged condition, upon and subject to all of the other terms and conditions of this Agreement without reduction of the Purchase Price, or (b) to terminate this Agreement by giving notice of such termination to Seller, whereupon this Agreement shall be terminated, provided, however that the terms and conditions of Section 13 shall apply, and thereafter neither party shall have any further obligations or liabilities to the other. The right to terminate this Agreement shall be exercised within ten (10) days of the date of notice of the event giving rise to such notice and if not exercised by Buyer within said time period such right shall be deemed to have been waived.

    15. BROKERS. Each party represents that all negotiations on its behalf relative to this Agreement and the transaction contemplated by this Agreement have been carried on directly between the parties, without the intervention of any party, as broker, finder or otherwise, except for John Ryden of CB Richard Ellis ("Broker"), whose fee shall be payable by Seller. In the event any party other than the Broker institutes a legal action in an effort to recover such fees, the parties jointly shall defend such action. If a judgment is obtained against the parties jointly, the party responsible for breach of this warranty shall reimburse the other for the latter's attorneys' fees, court costs and share of judgment. Each party agrees to indemnify and hold the other party harmless from and against any loss, cost, charge and expense, including attorneys' fees, resulting from any claim for such fee or commission.

    16. NOTICES. Any notice to be given by a party to this Agreement shall be personally delivered or be sent by registered or certified mail, or by a nationally recognized overnight courier that issues a receipt to the other parties in this Section (or to such other address as may be designated by notice to the other parties), and shall be deemed given upon the earlier of personal delivery, the date postmarked, delivery to such courier or the refusal to accept such service: 10

         If to Seller:     WSI Industries, Inc.
                           15250 Wayzata Boulevard, Suite 108
                           Wayzata, MN 55391
                           Attention: Michael J. Pudil
                           Fax: 952/476-7561

         If to Buyer:      DRB #8, LLC
                           c/o David R. Busch
                           Fredrikson & Byron, P.A.
                           1100 International Centre
                           900 Second Avenue South
                           Minneapolis, MN 55402
                           Fax: 612/347-7077

    17. SUCCESSORS AND ASSIGNS. The terms, conditions and covenants hereof shall extend to, be binding upon and inure to the benefit of the successors and assigns of the parties to this Agreement. Notwithstanding the foregoing, Buyer may not assign its interest in this Agreement without Seller's prior written consent, except as specifically provided for in Section 20 of this Agreement.

    18. SURVIVAL OF COVENANTS. All agreements, and all warranties, representations and indemnities specifically set forth in this Agreement shall survive the Closing and shall bind the parties subsequent to the Closing as fully as if new agreements were entered into at Closing, any rule of law to the contrary notwithstanding.

    19. COUNTERPART; DELIVERY BY FACSIMILE. This Agreement may be executed and acknowledged in multiple counterparts for the convenience of the parties, which together shall constitute one agreement and the counterpart signature and acknowledgment pages may be detached from the various counterparts and attached to make one copy of this Agreement. Each such copy of this Agreement shall be deemed an original. It shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart. Delivery of an executed counterpart of this Agreement by facsimile shall be deemed delivery of the original of this Agreement, provided, however, that each party to this Agreement hereby agrees to deliver an executed original of this Agreement to the other party within five (5) days of the delivery of the facsimile copy.

    20. 1031 EXCHANGE. At either party's option, the other party agrees to cooperate with the electing party in a deferred ss. 1031 like-kind exchange of the property, provided, however, that the other party is not required to take title to any other property or to incur any further cost or liability.

    IN AGREEMENT, the parties have executed this Purchase Agreement as of the day and year first above written.


SELLER:                                     BUYER:

WSI INDUSTRIES, INC.                        DRB #8, LLC



By                                         By
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   Its                                       Its
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